GSI Technology, Inc. Reports Fourth-Quarter and Fiscal 2016 Results

SUNNYVALE, CA -- (Marketwired - May 05, 2016) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2016.

For the year, the Company reported a net loss of $(2.2) million, or $(0.10) per diluted share, on net revenues of $52.7 million, compared to a net loss of $(5.0) million, or $(0.20) per diluted share, on net revenues of $53.5 million in the fiscal year ended March 31, 2015. Gross margin was 50.7% compared to 47.0% in the prior year.

Total operating expenses in fiscal 2016 were $29.8 million compared to $31.2 million in fiscal 2015. Research and development expenses were $12.1 million in fiscal 2016, compared to $11.9 million in the prior fiscal year, and selling, general and administrative expenses, which included litigation-related expenses, were $17.7 million compared to $19.2 million in fiscal 2015.

Litigation-related expenses in fiscal 2016 were $6.7 million, down from $8.6 million in fiscal 2015. The litigation-related expenses were incurred in connection with patent infringement and antitrust litigation involving Cypress Semiconductor, which was settled in May 2015, and a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI"). As previously reported, trial of the UMI/ISSI litigation began on October 26, 2015 and concluded on November 25, 2015 with mixed results.

The Company reported a net loss of $(87,000), or $0.00 per diluted share, on net revenues of $12.2 million for the fourth quarter of fiscal 2016, compared to net loss of $(2.7 million), or $(0.12) per diluted share, on net revenues of $13.1 million in the fourth quarter of fiscal 2015 and a net loss of $(819,000), or $(0.04) per diluted share, on net revenues of $12.9 million in the third quarter of fiscal 2016, ended December 31, 2015. Gross margin was 50.3% compared to 49.6% in the prior year period and 49.4% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2016 were $6.3 million, compared to $9.4 million in the fourth quarter of fiscal 2015 and $7.9 million in the preceding third quarter. Research and development expenses were $3.4 million, compared to $3.0 million in the prior year period and $2.8 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were down substantially year-over-year to $2.9 million compared to $6.3 million in the quarter ended March 31, 2015, and down sequentially from $5.2 million in the preceding quarter. Litigation-related expenses in the fourth quarter of fiscal 2016 were $222,000, down substantially from $2.4 million in the previous quarter and $3.5 million in the same period a year ago.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted "Our net revenues and gross margin came in within the range of guidance that we had provided earlier in the fourth quarter. As in previous quarters, our gross margin came in above our operating model at 50.3%, driven by a continuing favorable mix of higher margin products. During the fourth quarter, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia. On a positive note, our litigation-related expenses were substantially reduced in the fourth quarter as a result of the conclusion of the UMI/ISSI trial. We are pleased that the five-year period of expensive and time-consuming legal proceedings is now behind us. As we look forward, we are focused on expanding our market position in the high speed SRAM and low-latency DRAM segments and developing exciting new products based on our associative computing technology and intellectual property acquired from MikaMonu in November 2015 to exploit large potential opportunities in big data, computer vision and cyber security."

Sales to Alcatel-Lucent were $4.3 million, or 35.1% of net revenues, during the fourth quarter, compared to $4.8 million, or 37.1% of net revenues, in the prior quarter and $3.6 million, or 27.4% of net revenues, in the same period a year ago. Fourth-quarter direct and indirect sales to Cisco Systems were $1.0 million, or 8.0% of net revenues, compared to $1.1 million, or 8.9% of net revenues, in the prior quarter, and $1.4 million, or 10.6% of net revenues, in the same period a year ago. Military/defense sales were 19.5% of fourth quarter shipments compared to 15.8% in the prior quarter and 17.9% in the comparable period a year ago. SigmaQuad sales were 53.5% of fourth quarter shipments compared to 54.9% in the prior quarter and 44.7% in the fourth quarter of fiscal 2015.

Fourth-quarter fiscal 2016 operating loss was $(156,000), compared to operating losses of $(1.6 million) in the prior quarter and $(2.9 million) a year ago. The fourth-quarter fiscal 2016 net loss included interest and other income of $26,000 and a tax benefit of $43,000, compared to $104,000 in interest and other income and a tax benefit of $43,000 a year ago; in the preceding quarter, net loss included interest and other income of $89,000 and a tax benefit of $652,000.

Total fourth-quarter pre-tax stock-based compensation expense was $463,000 compared to $414,000 in the prior quarter and $544,000 in the comparable quarter a year ago.

At March 31, 2016, the Company had $55.1 million in cash, cash equivalents and short-term investments and $11.1 million in long-term investments.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended March 31, 2016, we repurchased 794,055 shares at an average cost of $3.71 per share for a total cost of $2.9 million. To date, the Company has repurchased a total of 10,340,501 shares at an average cost of $5.18 per share for a total cost of $53.5 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At March 31, 2016, management was authorized to repurchase additional shares of our common stock with a value of up to $1.5 million under the repurchase program.

Outlook for First Quarter of Fiscal 2017

Looking forward to the first quarter of fiscal 2017, we currently expect net revenues to be in the range of $12.2 million to $13.2 million. We expect gross margin of approximately 48% to 50% in the first quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2016 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 5, 2016. To listen to the teleconference, please call toll-free 888-378-0332 approximately 10 minutes prior to the above start time and provide Conference ID 6374977. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the integration of the operations of MikaMonu, including potential problems, delays or unanticipated costs that may be encountered in the development of products based on the MikaMonu technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2016      2015       2015       2016       2015
                        ---------  --------  ---------  ---------  ---------

Net revenues            $  12,213  $ 12,921  $  13,063  $  52,736   $ 53,498
Cost of goods sold          6,074     6,535      6,590     25,999     28,375
                        ---------  --------  ---------  ---------  ---------

Gross profit                6,139     6,386      6,473     26,737     25,123
                        ---------  --------  ---------  ---------  ---------

Operating expenses:

  Research & development    3,375     2,782      3,048     12,095     11,917
  Selling, general and
   administrative           2,920     5,164      6,302     17,663     19,247
                        ---------  --------  ---------  ---------  ---------
    Total operating
     expenses               6,295     7,946      9,350     29,758     31,164
                        ---------  --------  ---------  ---------  ---------

Operating loss               (156)   (1,560)    (2,877)    (3,021)   (6,041)

Interest and other
 income, net                   26        89        104        210        388
                        ---------  --------  ---------  ---------  ---------

Loss before income taxes     (130)   (1,471)    (2,773)    (2,811)   (5,653)
Provision (benefit) for
 income taxes                 (43)     (652)       (43)      (641)     (675)
                        ---------  --------  ---------  ---------  ---------
Net income (loss)       $     (87) $   (819) $  (2,730) $  (2,170) $ (4,978)
                        =========  ========  =========  =========  =========

Net income (loss) per
 share, basic           $       -  $  (0.04) $   (0.12) $   (0.10)  $ (0.20)
Net income (loss) per
 share, diluted         $       -  $  (0.04) $   (0.12) $   (0.10)  $ (0.20)

Weighted-average shares
 used in computing per
 share amounts:

Basic                      22,139    22,612     23,331     22,593     25,029
Diluted                    22,139    22,612     23,331     22,593     25,029

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2016      2015       2015       2016       2015
                        ---------  --------  ---------  ---------  ---------

Cost of goods sold      $      98  $     85  $     105  $     340      $ 401
Research & development        190       208        232        838        941
Selling, general and
 administrative               175       121        207        672        735
                        ---------  --------  ---------  ---------  ---------
                        $     463  $    414  $     544  $   1,850    $ 2,077
                        =========  ========  =========  =========  =========

Litigation related expenses included in the Condensed
 Consolidated Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2016      2015       2015       2016       2015
                        ---------  --------  ---------  ---------  ---------

Selling, general and
 administrative         $     222  $  2,373  $   3,532  $   6,657    $ 8,598

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                   March 31,     March 31,
                                                      2016          2015
                                                 ------------- -------------
Cash and cash equivalents                        $      31,963 $      36,776
Short-term investments                                  23,149        22,201
Accounts receivable                                      7,478         8,257
Inventory                                                7,174         8,412
Other current assets                                     2,198         2,297
Net property and equipment                               8,653         8,708
Long-term investments                                   11,148        21,740
Other assets                                            14,767           498
                                                 ------------- -------------
Total assets                                     $     106,530 $     108,889
                                                 ============= =============

Current liabilities                              $       9,242 $      11,713
Long-term liabilities                                    7,419           780
Stockholders' equity                                    89,869        96,396
                                                 ------------- -------------
Total liabilities and stockholders' equity       $     106,530 $     108,889
                                                 ============= =============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711